Chittenden Corporation
Consolidated Statements of Cash Flows (Unaudited)

                                          For the Three Months Ended March 31,
                                                             1995        1994
                                                              (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $4,642      $3,385
  Adjustments to reconcile net income to net
      cash provided by operating activities:
    Provision for possible loan losses                          950       1,200
    Depreciation and amortization                               555         490
    Amortization of intangible assets                            50           -
    Amortization of premiums, fees, and discounts, net           69         277
    Investment securities (gains) losses                          0          18
    Deferred (prepaid) income taxes                          (1,475)        131
Changes in assets and liabilities net of effects from purchase of the
   Bank of Western Massachusetts:
     Loans held for sale                                     (6,643)      6,441
     Accrued interest receivable                               (126)       (908)
     Other assets                                            (2,808)       (180)
     Accrued expenses and other liabilities                   2,459         434
                                                           ---------   ---------
      Net cash provided by operating activities              (2,327)     11,288
                                                           ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of Bank of Western Massachusettes, net of
       cash acquired                                         (3,455)          -
    Proceeds from sales of securities (available for sale)   14,849      63,413
    Proceeds from maturing securities and principal payments
       on securities (available for sale)                   103,164      25,979
    Purchase of securities (available for sale)            (132,897)   (147,080)
    Proceeds from principal payments on securities (held
      for investment)                                            20         460
    Loans originated, net of principal repayments            10,633      30,527
    Purchases of premises and equipment                      (1,757)       (381)
                                                           ---------   ---------
      Net cash used in investing activities                  (9,443)    (27,082)
                                                           ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in deposits                      23,629     (16,768)
    Net decrease in short-term borrowings                    (3,271)    (18,352)
    Proceeds from issuance of treasury and common stock         135         107
    Dividends on common stock                                  (770)       (623)
                                                           ---------   ---------
      Net cash provided by (used in) financing activities    19,723     (35,636)
                                                           ---------   ---------
Net increase (decrease) in cash and cash equivalents          7,953     (51,430)
Cash and cash equivalents at beginning of year              100,973     195,111
                                                           ---------   ---------
Cash and cash equivalents at March 31,                     $108,926    $143,681
                                                           =========   =========
Supplemental disclosure of cash flow information:
    Cash paid during the period for:
      Interest                                               $9,527      $6,855
      Income taxes                                              100         250
    Noncash transactions:
      Loans transferred to other real estate owned            2,531         232
      Mortgage loans securitized                              8,199           -

The accompanying notes are an integral part of these consolidated financial statements.